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                                                                   Exhibit 3.5

                 ARTICLES OF AMENDMENT TO THE RESTATED CHARTER
                                       OF
                    CHILDREN'S COMPREHENSIVE SERVICES, INC.

         Pursuant to the provisions of Section 48-20-06 of the Tennessee Business Corporation Act, the undersigned Corporation adopts the following articles of amendment (the "Articles of Amendment") to the restated Charter (the "Restated Charter"):

         1. Name of Corporation. The name of the Corporation is Children's Comprehensive Services, Inc.

         2. Section 6 of the Restated Charter is hereby deleted in its entirety and replaced with the following:

                 6. The maximum number of shares of capital stock the corporation shall have the authority to issue is twenty million (20,000,000) shares, of which ten million (10,000,0000) shares are designated Common Stock, par value One One-Hundredth of a Dollar ($.01) per share, and ten million (10,000,000) shares designated Preferred Stock, par value One Dollar ($1.00) per share.

         3. Automatic Conversion of Common Stock. Upon the effective date of these Articles of Amendment to the Restated Charter (the "Effective Date"), each two (2) shares of the issued and outstanding Common Stock par value $.01 per share of the Corporation (the "Common Stock"), shall automatically and without any action by the holder thereof be converted into and shall thereafter constitute one (1) share of Common Stock, provided, that no fractional shares of Common Stock will be issued. Any holder of Common Stock who owns shares not evenly divisible by two (2) shall receive in lieu of a fractional share of Common Stock, an amount of cash based on the closing sale price of the Common Stock as reported on the Nasdaq Stock Market on the Effective Date, and such fractional shares will be canceled.

         4. Adoption. These Articles of Amendment were duly adopted by the Board of Directors and the Shareholders of the Corporation.

         5. Effective Date. These Articles of Amendment will be effective when filed with the Secretary of State.

Date: March 21, 1996

                                        CHILDREN'S COMPREHENSIVE SERVICES, INC.



                                        By:   /s/ Donald B. Whitfield
                                           -------------------------------------
                                               Donald B. Whitfield, Secretary